Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Electric City Corp.
Elk Grove Village, Illinois
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated August 11, 2006, relating to the financial statements of Parke P.A.N.D.A. Corporation appearing in the Company’s report on Form 8-K/A filed on August 22, 2006 with the Securities and Exchange Commission. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Chicago, Illinois
September 11, 2006